EXHIBIT 15.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-53367 of Public Service Company of New Mexico on Form S-3 of our report dated February 11, 2003 (June 5, 2003, as to Notes 2 and 16, as it relates to EITF 02-3) (which expresses an unqualified opinion and includes explanatory paragraphs referring to the realignment of segments for financial reporting purposes and adoption of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities), appearing in this Form 8-K of Public Service Company of New Mexico.





DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 12, 2003